As filed with the Securities and Exchange Commission on August 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BigCommerce Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2707656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BigCommerce Holdings, Inc.

11305 Four Points Drive

Building II, Third Floor

Austin, Texas, 78726

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2013 Stock Plan

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full title of the plan)

Brent Bellm

President and Chief Executive Officer

BigCommerce Holdings, Inc.

11305 Four Points Drive

Building II, Third Floor

Austin, Texas 78726

(512) 865-4500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Samer M. Zabaneh Joseph Fore Brent L. Bernell DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 (512) 457-7000	Jeff Mengoli Chuck Cassidy Justin Bowes BigCommerce Holdings, Inc. 11305 Four Points Drive Austin, Texas 78726 (512) 865-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series 1 Common Stock, par value $0.0001 per share:
2020 Equity Incentive Plan	5,344,176(2)	$80.56(6)	$430,526,818.56(6)	$55,882.39
2020 Employee Stock Purchase Plan	1,936,943(3)	$68.48(7)	$132,641,856.64(7)	$17,216.92
Amended and Restated 2013 Stock Plan (Stock Options)	8,941,779(4)	$3.53(8)	$31,564,479.87(8)	$4,097.07
Amended and Restated 2013 Stock Plan (RSUs)	1,215,890(5)	$80.56(6)	$97,952,098.40(6)	$12,714.19
Total	17,438,788		$692,685,253.47	$89,910.57

(1)

Represents shares of Series 1 common stock, par value $0.0001 per share (the “Common Stock”), of BigCommerce Holdings, Inc. (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Registrant’s Amended and Restated 2013 Stock Plan (the “2013 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”) or 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)

Represents shares of the Common Stock reserved for future grant under the 2020 Plan. To the extent outstanding awards under the 2013 Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2020 Plan. The number of shares reserved under the 2020 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2021 and continuing through January 1, 2031, by a number of shares equal to the smaller of (a) 5% of the number of shares of Common Stock and the Registrant’s Series 2 common stock, par value $0.0001 per share (the “Series 2 Common Stock”) issued and outstanding on the immediately preceding December 31 or (b) an amount determined by the Registrant’s board of directors.

(3)

Represents shares of the Common Stock reserved for issuance under the Registrant’s 2020 ESPP. The number of shares reserved under the 2020 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2021 and continuing through January 1, 2031, by a number of shares equal to the lessor of: (a) 1% of the number of shares of Common Stock and Series 2 Common Stock issued and outstanding on the immediately preceding December 31 or (b) such other amount as may be determined by the Registrant’s board of directors.

(4)

Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards previously granted under the 2013 Plan. The 2013 Plan has been terminated and no further awards will be made pursuant to the 2013 Plan. Any shares of Common Stock that are subject to outstanding stock options under the 2013 Plan which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares and would otherwise have returned to the share reserve under the 2013 Plan instead will be available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(5)

Represents shares of Common Stock reserved for issuance pursuant to restricted stock unit (“RSU”) awards previously granted under the 2013 Plan. The 2013 Plan has been terminated and no further awards will be made pursuant to the 2013 Plan. Any shares of Common Stock that are subject to outstanding RSU awards under the 2013 Plan which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares and would otherwise have returned to the share reserve under the 2013 Plan instead will be available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan.

(6)

Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $80.56 per share, the average of the high sales price ($93.99) and the low sales price ($67.12) for the Common Stock as reported on the Nasdaq Global Market on August 5, 2020.

(7)

Estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $68.48 per share, which is 85% of $80.56 per share, the average of the high sales price ($93.99) and the low sales price ($67.12) for the Common Stock as reported on the Nasdaq Global Market on August 5, 2020. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.

(8)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration on the basis of $3.53, which is the weighted average exercise price per share for outstanding stock option awards under the 2013 Plan.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.

the Registrant’s prospectus filed on August 5, 2020 pursuant to Rule 424(b), dated August 4, 2020, under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-239838) (the “Registration Statement”), which contains audited financial statements for the Registrant’s latest fiscal year, for which such statements have been filed; and

b.

The description of the Registrant’s Series 1 common stock, par value $0.0001 per share (the “Common Stock”) which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39423), filed with the Commission on August 3, 2020, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of securities

Not applicable.

Item 5. Interests of named experts and counsel

Not Applicable.

Item 6. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL and provides that no director will have personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of the Registrant’s directors:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers and it must advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings, subject to very limited exceptions.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, the Registrant has entered into, and intends to continue to enter into, indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description

4.1*	Seventh Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

4.2*	Amended and Restated Bylaws of the Registrant, as currently in effect

4.3*	BigCommerce Holdings, Inc. Amended and Restated 2013 Stock Plan (including forms of award agreements thereunder)

4.4*	BigCommerce Holdings, Inc. 2020 Equity Incentive Plan (including forms of award agreements thereunder)

4.5*	BigCommerce Holdings, Inc. 2020 Employee Stock Purchase Plan (including forms of agreements thereunder)

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on August 7, 2020.

BIGCOMMERCE HOLDINGS, INC.

By:	/s/ Brent Bellm

Name:	Brent Bellm
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brent Bellm, Robert Alvarez, and Jeff Mengoli, and each of them acting alone, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on August 7, 2020.

Signature	Title	Date

/s/ Brent Bellm Brent Bellm	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 7, 2020

/s/ Robert Alvarez Robert Alvarez	Chief Financial Officer (Principal Financial Officer)	August 7, 2020

/s/ Thomas Aylor Thomas Aylor	Vice President, Accounting and Principal Accounting Officer	August 7, 2020

/s/ Lawrence Bohn Lawrence Bohn	Director	August 7, 2020

/s/ Donald E. Clarke Donald E. Clarke	Director	August 7, 2020

/s/ John T. McDonald John T. McDonald	Director	August 7, 2020

/s/ Steven Murray Steven Murray	Director	August 7, 2020

/s/ Jeff Richards Jeff Richards	Director	August 7, 2020

/s/ Ellen F. Siminoff Ellen F. Siminoff	Director	August 7, 2020